Exhibit 10.12
                                                   Conformed Copy

                                                December 16, 1997


Mr. David DeMattei
31 North Moore Street
New York, NY  10003

Dear Dave,

           This letter will supersede your current employment agreement dated December 6, 1996 (countersigned by you on May 27,
1997) and your Stock Option Plan dated February 5, 1997 as amended on February 10, 1997 ("prior DeMattei Stock Option Agreement") and all of their provisions, as well as any other arrangements of any kind pertaining to your employment, compensation, equity or other incentive programs or transaction bonuses or other perquisites and whether in writing or orally understood. Any and all such employment arrangements shall hereafter be governed solely by this letter agreement and any amendments to this letter signed by an authorized officer of J. Crew Group, Inc. and by you. You will continue to be employed as President, J. Crew Retail (consisting primarily of Grace Holmes, Inc. and H. F. D. No. 55, Inc.).

           You are to continue to devote your full time and best efforts, attention, and energy to the performance of your duties as one of the top executives of J. Crew Group and its subsidiaries and affiliates (the "Company"). You will be paid bi-weekly for the annualized base salary as set forth below, commencing:

           December 12, 1997 - June 1, 1998    $525,000.

           June 1, 1998 - May 31, 1999         $550,000

           June 1, 1999                   $575,000

           In addition, you will continue to be eligible for an annual bonus in fiscal year 1997 which will be determined in accord with the provisions of Appendix A hereto. The Company will present to you in 1998 a bonus schedule for fiscal year 1998. It is Company policy to make bonus payments in mid-April after the close of our fiscal year, and only to individuals actively employed on the date of disbursement. Of course this policy shall apply to all bonuses payable hereunder.

           As consideration for the cancellation of the Prior DeMattei Stock Option Agreement and in lieu of any common stock or the proceeds thereof that might otherwise have been or may hereafter be due thereunder, the Company agrees to pay you $369,063.73, within five business days of your countersignature of this letter agreement. In addition, you will be eligible for a new stock option grant under a new Stock Option Plan which is in process of being finalized. Your option grant will be the subject of a separate letter agreement proposal that will be sent to you as and when the new Stock Option Plan is finalized.

           During your employment hereunder, the Company will provide you with a car allowance of $600 per period (13 periods/year).


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           The Company's benefit package currently includes 3
weeks vacation, 3 personal days, holidays, life insurance, medical insurance, long term disability, 401(k) tax deferred savings plan, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time at its sole discretion.

           If the Company terminates your employment for any reason whatsoever other than death, disability, or cause (cause shall include breach of this agreement, dishonesty, theft, embezzlement, material dereliction in the performance of your duties, insobriety or drug use while performing duties and conviction of a crime other than traffic violations or minor misdemeanors), the Company will continue your base pay and medical benefits for a period of twelve months; provided that you execute a general release and waiver, waiving all claims you may have against the Company. During such period, salary continuation and medical benefits will be paid provided that you exercise good faith efforts to promptly obtain comparable employment. The Company shall have the right to terminate medical continuation benefits when you obtain new employment and to offset your base pay continuation by the amount of compensation that you earn during such twelve-month period from such new employment. If, however, you resign, become disabled, die, or are terminated for cause, no salary and benefit continuation will be paid. Your relationship with the Company is one of employment at will and the payments described in this paragraph are the only payments to which you will be entitled as a result of the termination of your employment.

           As additional consideration for the Company entering into this agreement and agreeing to make the salary continuation payments described above, you agree that during your employment by the Company and for a period of twelve (12) months after the later of the date on which any employment or consulting relationship is terminated or the date on which the last salary, salary continuation, bonus, or other payment is made, you shall not directly or indirectly solicit, hire, or seek to influence on behalf of any person or entity any employee of the Company.

           You agree that, while employed and thereafter, you will hold in strict confidence any proprietary or confidential information or material related to the Company and its affiliates. This includes but is not limited to customer lists, trade practices, marketing techniques, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, planning, inventory and financial control, store design, staffing, etc. You also agree that breach of the confidentiality or non-pirating provisions previously noted would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and we would be entitled to temporary and permanent injunctive relief in any Court of competent jurisdiction (without the need to post any bond).

           This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign your duties and obligations hereunder to any other party.

           You agree not to disclose any information regarding the existence or substance of this agreement, except to an attorney with whom you choose to consult regarding your consideration of this agreement or to your spouse or tax advisor; provided that you notify such individuals that they are strictly bound by the non-disclosure restrictions. Further, you agree not to directly or indirectly disparage or defame J. Crew.

           This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in that County in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

           If the terms of this letter agreement meet with your approval, please sign and return one copy to me.

           We are very pleased that you will be continuing as a key executive of the Company.

                                  Sincerely,


                                  /s/ Emily Woods
                                  -------------------
                                  Emily Woods
                                  Chairman


Agreed to and Accepted:


/s/ David DeMattei    12/22/97
David DeMattei          Date